Exhibit 99.1

Media Relations: Mark Petrarca 414-359-4100 mpetrarca@aosmith.com	Investor Relations: Helen Gurholt 414-359-4157 hgurholt@aosmith.com
FOR IMMEDIATE RELEASE
April 28, 2022

A. O. Smith Reports Strong First Quarter Performance
First Quarter 2022 Highlights
(Comparisons are year-over-year (“YoY”), unless otherwise noted)
•Sales of $978 million, an increase of 27% due primarily to inflation-related pricing actions
•Net earnings of $119.8 million, an increase of 23%
•Earnings per share (“EPS”) of $0.76, an increase of 27%
•Adjusted earnings of $122.0 million, which exclude pre-tax non-operating pension expense of $2.9 million, and adjusted EPS of $0.77
•Reaffirm 2022 EPS guidance of $1.56 to $1.76 and adjusted EPS guidance of $3.35 to $3.55
Milwaukee, Wis.— Global water technology company A. O. Smith Corporation (“the Company”) (NYSE: AOS) today announced its first quarter 2022 results.
Key Financial Metrics
First Quarter
(in millions, except per share amounts)

	Q1 2022	Q1 2021	% Change YOY
Net sales	$977.7	$769.0	27%
Net earnings	$119.8	$97.7	23%
Adjusted earnings	$122.0	$95.3	28%
Diluted earnings per share	$0.76	$0.60	27%
Adjusted earnings per share	$0.77	$0.59	31%

“Our global A. O. Smith team delivered strong first quarter results, driven by a 27% increase in sales compared with 2021,” noted Kevin J. Wheeler, chairman and chief executive officer. “We achieved strong sales growth despite component shortages, weather challenges, COVID-19 surges early in the quarter in North America and continued supply chain constraints within transportation and logistics. Material and logistics costs continue to rise. While steel indices moderated as we moved into 2022, they have recently risen again, as commodity prices and availability remain volatile in part due to international uncertainty surrounding the conflict in Ukraine.
“We remain focused on our strategy to grow profitably through developing innovative and energy-efficient water heating and water treatment products, while capitalizing on a steady replacement cycle,” commented Wheeler. “We believe our strong operational performance provides a stable foundation on which to execute our strategy to achieve sustainable growth in sales and earnings. I have great confidence in our teams’ abilities to execute our strategy and meet the needs of our customers, despite a complex macro environment.”
Segment-level Performance
North America
First Quarter 2022
Record first quarter sales of $730.1 million increased 32% year-over-year driven primarily by pricing actions taken in 2021, largely on water heaters, to offset higher steel, transportation and other input costs. The quarter also benefited from higher volumes of boilers and water treatment products. However, the sales increases were partially offset by lower commercial water heater volumes. Giant Factories, a Canadian water heater company which the Company acquired in October 2021, added $32 million to sales in the quarter.
Segment earnings were $151.8 million and adjusted segment earnings were $154.4 million in the first quarter of 2022. Adjusted segment earnings, which exclude $2.6 million of non-operating pension expenses, increased 21% compared with adjusted segment earnings in the first quarter of 2021. The impact to earnings from inflation-related price increases was partially offset by higher material and logistics costs and lower commercial water heater volumes. Adjusted segment operating margin of 21.1% declined compared with 23.1% in the first quarter of 2021 primarily due to the rise in material costs outpacing pricing actions and lower commercial volumes.
Rest of World
First Quarter 2022
Rest of World sales of $256.0 million increased 15% year-over-year, including favorable currency translation of China sales of approximately $5 million. The increase in sales was driven by a positive mix in water heaters and water treatment products in China and higher sales of commercial water treatment products and replacement filters compared with the first quarter of 2021. Sales were positively impacted by proactive measures to distribute product into the market in advance of potential COVID-19 lockdowns in China, which have temporarily impacted transportation in certain regions.
Segment earnings of $24.8 million increased significantly compared with the first quarter of 2021. In China, favorable mix, higher volumes and lower advertising and selling expenses benefited earnings in the first quarter. Segment operating margin of 9.7% was up approximately 440 basis points compared with the first quarter of 2021.

Balance Sheet, Liquidity and Capital Allocation
As of March 31, 2022, cash and marketable securities balances totaled $579.4 million with total debt of $295.4 million, resulting in a leverage ratio of 14.0% as measured by total debt-to-total capitalization.
Cash provided by operations of $16.5 million and free cash flow of $3.6 million in the first three months of 2022 decreased year-over-year. Cash provided by higher earnings in the first quarter of 2022 compared with the prior year was more than offset by higher incentive payments in 2022 due to record 2021 sales and earnings and additional working capital cash outlays for higher levels of safety stock on higher cost inventory.
As part of its commitment to return capital to shareholders, the Company repurchased 1,486,500 shares at a cost of $107.9 million through March 31, 2022. As of the end of March, the authority remained to repurchase an additional approximately 5.5 million shares. The Company expects to spend $400 million to repurchase shares in 2022.
On April 11, 2022, the Company’s board of directors approved a $0.28 per share dividend for shareholders of record on April 29, payable on May 16, marking 82 consecutive years of dividend payments.
Pension Plan Termination
As the Company announced earlier this year, to de-risk its liability associated with its fully funded pension plan, the Company’s board of directors approved the termination of the Company’s largest defined benefit pension plan (“the Plan”), which represents over 95% of the Company’s pension liability, with a termination date of December 31, 2021. The Company has received a determination letter from the IRS allowing the Company to proceed with the termination of the Plan. The Plan was previously sunset for benefits earned on December 31, 2014. In 2022, the Company expects to annuitize the Plan’s remaining pension liability. The Plan settlement, which is expected to occur in the fourth quarter of 2022, will accelerate the recognition of approximately $445 million, or EPS of approximately $1.73, of non-cash, pre-tax pension expenses. In addition, to protect the Plan’s funded status, the Plan transferred its assets to lower risk investments in 2021. The impact of this transition will result in a lower rate of return on pension investments and accordingly, higher pension expenses in 2022, compared with previous years. The Company recognized $2.9 million of non-operating pension expenses in the first quarter of 2022 compared with $3.2 million of pension income in the first quarter of 2021.
Outlook
2022 Outlook
(in millions except per share amounts)

	2021	2022 Outlook
	Actual	Low End	High End
Net sales	$3,539	$4,030	$4,105
Diluted earnings per share	$3.02	$1.56	$1.76
Adjusted earnings per share[1]	$2.96	$3.35	$3.55
1Excludes estimated pension settlement expense and non-operating pension income and expense

“We entered 2022 with solid momentum as we expect to realize the full benefit of our 2021 price increases. We continue to navigate the challenges of material cost increases and supply chain volatility as well as COVID-19’s potential impacts on our production, our suppliers and our customers in China and other parts of the world. Our updated sales outlook for 2022 projects our sales to increase between 14% and 16% year-over-year. We anticipate the expected increase in sales to drive increased profitability and expect our full year 2022 EPS to be between $1.56 and $1.76 and adjusted EPS to be between $3.35 and $3.55,” stated Wheeler. “We believe our strong balance sheet and expected free cash flow provide us the liquidity to focus on our capital allocation priorities of 1) organic growth, 2) acquisitions, 3) dividends and 4) share repurchases, which we believe will enable us to execute our strategy to invest and grow profitably.”
The Company’s guidance excludes the potential impacts from future acquisitions and assumes the COVID-19 related shutdowns in China subside during the second quarter of 2022 and do not significantly impact our operations or our employees, customers or suppliers.
A. O. Smith will host a webcasted conference call at 10:00 a.m. (Eastern Daylight Time) today. The call can be heard live on the Company’s website www.aosmith.com. An audio replay of the call will be available on the Company’s website after the live event. To access the archived audio replay, go to the “Investors” page and select the First Quarter 2022 Earnings Call link.
To provide improved transparency into the operating results of its business, the Company is providing non-GAAP measures. Free cash flow is defined as cash provided by operations less capital expenditures. Adjusted earnings, adjusted EPS, adjusted segment earnings and adjusted corporate expenses exclude the impact of pension settlement expenses and non-operating pension income and expenses which are discussed later in this release. Reconciliations from GAAP measures to non-GAAP measures are provided in the financial information included in this news release.

Forward-looking Statements
This release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “continue,” “guidance”, “outlook” or words of similar meaning. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: the Company’s ability to continue to obtain commodities, components, parts and accessories on a timely basis through its supply chain and at expected costs; negative impacts to demand for the Company’s products, particularly commercial products, and to its operations and workforce as a result of the severity and duration of the COVID-19 pandemic; inability of the Company to implement or maintain pricing actions; an uneven recovery of the Chinese economy or decline in the growth rate of consumer spending or housing sales in China; negative impact to the Company’s businesses from international tariffs, trade disputes and geopolitical differences, including the conflict in Ukraine; potential weakening in the high-efficiency boiler segment in the U.S.; substantial defaults in payment by, material reduction in purchases by or the loss, bankruptcy or insolvency of a major customer; a weakening in U.S. residential or commercial construction or instability in the Company’s replacement markets; foreign currency fluctuations; the Company’s inability to successfully integrate or achieve its strategic objectives resulting from acquisitions; competitive pressures on the Company’s businesses; the impact of potential information technology or data security breaches; changes in government regulations or regulatory requirements; and adverse developments in general economic, political and business conditions in key regions of the world. Forward-looking statements included in this news release are made only as of the date of this release, and the Company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the Company, or persons acting on its behalf, are qualified entirely by these cautionary statements.
About A. O. Smith
A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. Listed on the New York Stock Exchange (NYSE: AOS), the Company is one of the world’s leading manufacturers of residential and commercial water heating equipment and boilers, as well as a manufacturer of water treatment products. For more information, visit www.aosmith.com.
SOURCE: A. O. Smith Corporation
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A. O. SMITH CORPORATION
Statement of Earnings
(condensed consolidated financial statements -
dollars in millions, except share data)
(unaudited)

	Three Months Ended March 31,
	2022	2021
Net sales	$977.7	$769.0
Cost of products sold	636.1	480.4
Gross profit	341.6	288.6
Selling, general and administrative expenses	179.8	166.5
Interest expense	1.5	1.0
Other expense (income), net	3.7	(5.0)
Earnings before provision for income taxes	156.6	126.1
Provision for income taxes	36.8	28.4
Net earnings	$119.8	$97.7
Diluted earnings per share of common stock	$0.76	$0.60
Average common shares outstanding (000’s omitted)	158,318	162,785

A. O. SMITH CORPORATION
Balance Sheet
(dollars in millions)

	(unaudited) March 31, 2022	December 31, 2021
ASSETS:
Cash and cash equivalents	$405.8	$443.3
Marketable securities	173.6	188.1
Receivables	608.3	634.4
Inventories	488.7	447.7
Other current assets	45.0	39.1
Total Current Assets	1,721.4	1,752.6
Net property, plant and equipment	602.8	606.7
Goodwill and other intangibles	989.2	992.6
Operating lease assets	33.9	32.5
Other assets	87.6	90.0
Total Assets	$3,434.9	$3,474.4
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Trade payables	$658.7	$745.9
Accrued payroll and benefits	61.4	113.4
Accrued liabilities	207.0	181.8
Product warranties	68.2	70.9
Debt due within one year	6.8	6.8
Total Current Liabilities	1,002.1	1,118.8
Long-term debt	288.6	189.9
Operating lease liabilities	24.6	22.3
Other liabilities	310.7	311.2
Stockholders’ equity	1,808.9	1,832.2
Total Liabilities and Stockholders’ Equity	$3,434.9	$3,474.4

A. O. SMITH CORPORATION
Statement of Cash Flows
(dollars in millions)
(unaudited)

	Three Months Ended March 31,
	2022	2021
Operating Activities
Net earnings	$119.8	$97.7
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	20.3	19.5
Stock based compensation expense	7.6	7.4
Net changes in operating assets and liabilities:
Current assets and liabilities	(137.8)	(13.2)
Noncurrent assets and liabilities	6.6	(7.0)
Cash Provided by Operating Activities	16.5	104.4
Investing Activities
Capital expenditures	(12.9)	(17.1)
Investment in marketable securities	(16.9)	(24.4)
Net proceeds from sale of marketable securities	31.9	54.0
Cash Provided by Investing Activities	2.1	12.5
Financing Activities
Long-term debt incurred (repaid)	98.7	(6.8)
Common stock repurchases	(107.9)	(67.0)
Net (payments) proceeds from stock option activity	(2.7)	4.5
Dividends paid	(44.2)	(42.2)
Cash Used In Financing Activities	(56.1)	(111.5)
Net (decrease) increase in cash and cash equivalents	(37.5)	5.4
Cash and cash equivalents - beginning of period	443.3	573.1
Cash and Cash Equivalents - End of Period	$405.8	$578.5

A. O. SMITH CORPORATION
Business Segments
(dollars in millions)
(unaudited)

	Three Months Ended March 31,
	2022	2021
Net sales
North America	$730.1	$552.9
Rest of World	256.0	222.3
Inter-segment sales	(8.4)	(6.2)
	$977.7	$769.0
Earnings
North America (1)	$151.8	$130.4
Rest of World	24.8	11.8
Inter-segment earnings elimination	(0.1)	—
	176.5	142.2
Corporate expense (2)	(18.4)	(15.1)
Interest expense	(1.5)	(1.0)
Earnings before income taxes	156.6	126.1
Tax provision	36.8	28.4
Net earnings	$119.8	$97.7

(1) includes pension expense (income) of:	$2.6	$(2.6)
(2) includes pension expense (income) of:	$0.3	$(0.6)

A. O. SMITH CORPORATION
Adjusted Earnings and Adjusted EPS
(dollars in millions, except per share data)
(unaudited)
The following is a reconciliation of net earnings and diluted EPS to adjusted earnings (non-GAAP) and adjusted EPS (non-GAAP):

	Three Months Ended March 31,
	2022	2021
Net Earnings (GAAP)	$119.8	$97.7
Pension expense (income), before tax	2.9	(3.2)
Tax effect of pension expense (income)	(0.7)	0.8
Adjusted Earnings (non-GAAP)	$122.0	$95.3

Diluted EPS (GAAP)	$0.76	$0.60
Pension expense (income) per diluted share, before tax	0.01	(0.01)
Tax effect of pension expense (income), per diluted share	—	—
Adjusted EPS (non-GAAP)	$0.77	$0.59

A. O. SMITH CORPORATION
Adjusted Segment Earnings
(dollars in millions)
(unaudited)
The following is a reconciliation of reported segment earnings to adjusted segment earnings (non-GAAP):

	Three Months Ended March 31,
	2022	2021
Segment Earnings (GAAP)
North America	$151.8	$130.4
Rest of World	24.8	11.8
Inter-segment earnings elimination	(0.1)	—
Total Segment Earnings (GAAP)	$176.5	$142.2
Adjustments:
North America pension expense (income)	$2.6	$(2.6)
Rest of World	—	—
Inter-segment earnings elimination	—	—
Total Adjustments	$2.6	$(2.6)
Adjusted Segment Earnings (non-GAAP)
North America	$154.4	$127.8
Rest of World	24.8	11.8
Inter-segment earnings elimination	(0.1)	—
Total Adjusted Segment Earnings (non-GAAP)	$179.1	$139.6

A. O. SMITH CORPORATION
Adjusted Corporate Expense
(dollars in millions)
(unaudited)
The following is a reconciliation of reported Corporate Expense to adjusted Corporate Expense (non-GAAP):

	Three Months Ended March 31,
	2022	2021
Corporate Expense (GAAP)	$(18.4)	$(15.1)
Adjustments: Corporate pension expense (income)	0.3	(0.6)
Corporate Expense (non-GAAP)	$(18.1)	$(15.7)

A. O. SMITH CORPORATION
Free Cash Flow
(dollars in millions)
(unaudited)

The following is a reconciliation of reported cash flow from operating activities to free cash flow (non-GAAP):

	Three Months Ended, March 31,
	2022	2021
Cash provided by operating activities (GAAP)	$16.5	$104.4
Less: Capital expenditures	(12.9)	(17.1)
Free cash flow (non-GAAP)	$3.6	$87.3

A. O. SMITH CORPORATION
2022 Adjusted EPS Guidance and 2021 Adjusted EPS
(unaudited)

The following is a reconciliation of diluted EPS to adjusted EPS (non-GAAP) (all items are net of tax):

	2022 Guidance		2021
Diluted EPS (GAAP)	$ 1.56 - 1.76		$3.02
Estimated pension settlement charge	1.73	(1)	—
Pension expense (income)	0.06	(2)	(0.06)	(3)
Adjusted EPS (non-GAAP)	$ 3.35 - 3.55		$2.96
(1)Includes pre-tax pension settlement charges of $378.3 million and $66.7 million, within the North America segment and Corporate expenses, respectively.
(2)Includes pre-tax pension expense of $10.5 million and $1.3 million, within the North America segment and Corporate expenses, respectively.
(3)Includes pre-tax pension income of $10.5 million and $2.6 million, within the North America segment and Corporate expenses, respectively.